United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K-A
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1933

Date of Report: April 25, 2007

Commission File Number:  000-28881

Family Healthcare Solutions, Inc.

Nevada	88-0403762
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Via Simon Bolivar Edificio El Congrejo, Officina 22, Panama	0818-0031
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    507-213-1325
(WORCO Attorneys are contact persons at that address and number)

Securities registered pursuant to Section 12(b) of the Act:    None

Securities registered pursuant to Section 12(g) of the Act:    Common Stock

Item 4.01 Changes in Our Certifying Accountant.  We reported our change of auditors, for the coming fiscal year on Form 10-qsb dated December 31, 2006. We now repeat that information without change of any information reported therein. We repeated that report on Form 8-K on February 10, 2007. We now make the following technical but required correction to clarify that the former auditor, after many years of good relations, has declined to stand for re-election and is retiring as auditor.

The firm of Chisholm & Associates, Inc. (later Chisholm, Bierwolf and Nilsen), was engaged by the Board of Directors as the new certifying accountants on February 12, 2002. Todd Chisholm of Chisholm, Bierwolf and Nilsen have been our independent auditors. That firm is retiring (that is, has declined to stand for re-election) as our auditors. There has not been any dispute of any kind or sort with any auditor on any subject. The former auditor's reports on the financial statements for either of the past two years contained no adverse opinion or disclaimer of opinion, nor were modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years and later interim periods through the termination of the client-auditor relationship, there were no disagreements of the type described under Item 304(a)(1)(iv)(A) of Regulation S-B.

The decision to change accountants was recommended and approved by our Board of Directors. We have engaged a new Independent Auditor, prospectively, to review and comment on our quarterly filings and our next Annual Report, and to assist management in preparing other current reports. The new principal independent accounting firm is Michael Moore & Associates (2675 South Jones Blvd., Suite 109, Las Vegas NV 89146) replacing our retiring auditors. A letter addressed to the Securities and Exchanges Commission from the former auditor stating his agreement with the disclosures made in this filing is filed as an exhibit 16.1 hereto.

Dated:   April 25, 2007

Teodoro F. Franco L.
Teodoro F. Franco L.
SOLE OFFICER/DIRECTOR